Exhibit 23.3

[GRAPHIC APPEARS HERE]

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the incorporation by reference of our reports and sensitivities to such reports relating to the proved oil and gas reserves of Calpine Corporation from Rosetta Resources Inc.’s Prospectus filed by Rosetta Resources Inc. on February 13, 2006 pursuant to Rule 424(b) under the Securities Act of 1933, as amended, relating to the Registration Statement on Form S-1, as amended (File No. 333-128888), to the information derived from such reports and sensitivities to such reports and to the reference to this firm as an expert in the post-effective amendment to Form S-8 Registration Statement filed by Rosetta Resources Inc. and in the reoffer prospectus to which the Registration Statement relates.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons
Executive Vice President

Houston, Texas

March 6, 2006